Exhibit 99.1

                              AMENDMENT TO BY-LAWS
                           EFFECTIVE JANUARY 20, 2004

Section 2.12(a) of the Company's By-Laws has been stricken in its entirety and replaced with the following:

      Section 2.12 Committee Meetings.

      (a) Call of Meeting. Each committee (other than the Corporate Review Committee and any subcommittees thereof) shall meet at the call of its chairman or any two regular members of such committee upon twenty-four hours' notice by letter, telegram, facsimile, e-mail or oral message to each member of such committee. The Corporate Review Committee (and any subcommittees thereof) shall meet at the call of any member upon such prior notice requirements as may be approved by such committee or subcommittee, and any such notice may be delivered by letter, telegram, facsimile, e-mail or oral message.